Exhibit 99.1

Tidewater Adopts Tax Benefits Preservation Plan to Protect Net Operating Loss Carryforwards and Foreign Tax Credits

HOUSTON, April 14, 2020 — Tidewater Inc. (“the Company”, NYSE: TDW), announced today that its Board of Directors (the “Board”) has adopted a Tax Benefits Preservation Plan (the “Plan”) as a measure to protect the Company’s existing net operating loss carryforwards and foreign tax credits (“Tax Attributes”) and to reduce its potential future tax liabilities. As of December 31, 2019, the Company had net operating loss carryforwards of approximately $300 million and foreign tax credits of approximately $388 million.

“Our Board adopted the Plan to protect the Company’s substantial Tax Attributes from being limited, which could have a negative impact on stockholder value”, stated Tidewater President and Chief Executive Officer Quintin Kneen. “Our Plan is consistent with actions taken by other companies with significant Tax Attributes and has been structured to protect our ability to maximize the use of our Tax Attributes to offset future tax liabilities. The Plan has a limited life of three years and will terminate if it is not ratified by the Company’s stockholders at the 2020 annual meeting of stockholders.”

Use of the company’s Tax Attributes will be substantially limited if Tidewater experiences an “ownership change” as defined in Section 382 of the Internal Revenue Code (“Section 382”). In general, an ownership change occurs if there is a cumulative change in a company’s ownership by “5 percent stockholders” (as defined in Section 382) of more than 50 percentage points over the lowest percentage owned by such stockholders at any time during the prior three years on a rolling basis.    The Company believes that as a result of prior ownership changes, the Company’s Tax Attributes are at risk of being substantially limited if additional ownership changes take place, and this Plan is designed to address that risk.

While the Plan is in effect, any person or group that acquires beneficial ownership of 4.99% or more of the Company’s common stock then outstanding without approval from the Board or without meeting certain customary exceptions would be subject to significant dilution in their ownership interest in the Company. Stockholders who currently own 4.99% or more of the Company’s outstanding common stock will not trigger the Plan unless they acquire 0.5% or more additional shares of common stock.

Pursuant to the Plan, one right will be distributed to Tidewater stockholders for each share of the Company’s common stock owned of record at the close of business on April 24, 2020. The Board may redeem the rights in whole, but not in part, for $0.001 per right (subject to adjustment) at any time prior to the close of business on the tenth business day after the first date of public announcement that any person or group has triggered the Plan. The distribution of the rights is not a taxable event for stockholders of the Company and will not affect the Company’s financial condition or results of operations (including earnings per share).

The rights will expire on the earliest of (i) the close of business on April 13, 2023, (ii) the final adjournment of the 2020 annual meeting if the stockholders fail to ratify the Plan at such meeting, (iii) the time at which the rights are redeemed, (iv) the time at which the rights are exchanged, or (v) the time at which the Board determines that the Tax Attributes are fully utilized, expired, no longer necessary or become limited under Section 382.

Additional details about the Plan will be contained in a Form 8-K which the Company is filing with the U.S. Securities and Exchange Commission.

Norton Rose Fulbright is acting as legal counsel to the Company.

Tidewater owns and operates the largest fleet of Offshore Support Vessels in the industry, with over 60 years of experience supporting offshore energy exploration and production activities worldwide. To learn more, visit www.tdw.com.

CONTACT:

Jason Stanley

Vice President Investor Relations & Marketing

+1-713-470-5292

ir@tdw.com

SOURCE: Tidewater Inc.